EXHIBIT 99.(a)(1)(I)

FORM OF OPTION AGREEMENT AMENDMENT

Option Agreement Amendment

The Hain Celestial Group, Inc.

58 South Service Road

Melville, NY 11747

Option Number: [    ]

Plan: [Amended and Restated 1994 Long Term Incentive and Stock Award Plan]

[Amended and Restated 2002 Long Term Incentive Stock Award Plan] (the “Plan”)

ID:

Effective [DATE], you were granted an option to buy [NUMBER] shares of The Hain Celestial Group, Inc. (the “Company”) common stock under the Plan, which option has been exercised as to [    ] shares as of December 23, 2008. Effective December 23, 2008, pursuant to the terms of the Offer to Amend Eligible Options (the “Offer”), this option has been AMENDED to reflect an exercise price of $[PRICE] per share for the portion of the unexercised option to purchase [    ] shares that was amended in the Offer (the “Amended Option”) and an exercise price of $[    ] per share for the portion of the unexercised option to purchase [    ] shares that was NOT amended in the Offer (the “Remaining Option”). The Amended Option and the Remaining Option are NQSOs under the Plan. The total exercise price of the shares subject to the Amended Option is $[    ]. The total exercise price of the shares subject to the Remaining Option is $[    ].

As of December 23, 2008, the Amended Option and the Remaining Option are both fully vested.

By your signature and the Company’s signature below, you and the Company agree that the Amended Option and the Remaining Option have been granted under and are governed by the terms and conditions of the Plan and (except as provided in this Option Agreement Amendment) the original written agreement governing this grant.

The Hain Celestial Group, Inc.

EMPLOYEE NAME

55